The Community Financial Corporation Announces Results Of Operations For Third Quarter Of 2015

WALDORF, Md., Oct. 22, 2015 /PRNewswire/ -- The Community Financial Corporation (NASDAQ: TCFC) (the "Company"), the holding company for Community Bank of the Chesapeake (the "Bank"), reported its results of operations for the three and nine months ended September 30, 2015. Consolidated net income available to common shareholders for the three months ended September 30, 2015 decreased $556,000, or 30.2%, to $1.3 million, or $0.27 per common share (diluted), compared to $1.8 million, or $0.39 per common share (diluted), for the three months ended September 30, 2014. Third quarter 2015 earnings were primarily impacted compared to the prior year due to a decision to sell the branch building and equipment in King George, Virginia, increased interest expense from the refinancing of SBLF with subordinated debt at 6.25% during the first quarter of 2015, and a reduction in gains on loans held for sale. The Bank stopped originating residential mortgages in April 2015. In addition, yields on the loan portfolio have declined due to the lower interest environment. Our commercial real estate loan portfolio yields have been impacted as loans have reset at current low interest rates and the competition for loan volume has increased in our local market.

Consolidated net income available to common shareholders for the nine months ended September 30, 2015 and 2014 was the same at $4.8 million. Earnings per common share (diluted) at $1.02 decreased $0.01 from $1.03 per common share (diluted) for the nine months ended September 30, 2014. Increased net interest income and decreased preferred stock dividends were offset by decreased noninterest income and increased noninterest expense.

"The Company has made a number of strategic decisions during the first nine months of the year to ensure a solid framework to meet our longer-term objectives of increased profitability. We have taken measures to redefine the space in which the Bank will operate in the future as well as its focus on products and services that provide better operating margins and market acquisition potential," said Michael J. Middleton, Executive Chairman. "We exited originating residential mortgages, preemptively refinanced our SBLF debt and are continuing our prudent evaluation of our branching strategy on an ongoing basis."

The Company agreed to sell its King George, Virginia branch building and equipment to InFirst Federal Credit Union. The transaction is expected to close in the first quarter of 2016, pending regulatory approval. The Company will transfer the $9.0 million in deposits to its La Plata, Maryland or Fredericksburg, Virginia branches. Employees will be offered open positions with the Bank. The third quarter 2015 operating results reflect a one-time $426,000 pre-tax provision for the loss on the transaction with a $0.05 impact to earnings per share. The elimination of the current direct annual operating costs of the King George branch will have an immediate positive impact on earnings per share in 2016 with the earned back estimated to be less than 10 months.

"Making changes to the branch network is never an easy decision," said William J. Pasenelli, President and Chief Executive Officer. "However, with customers doing more of their banking using online and mobile channels, there is an opportunity to maximize efficiencies without materially impacting the banking habits of our customers. Community Bank remains committed to this region, as we expand our presence in Fredericksburg early next year with a second branch opening in Fredericksburg in early 2016."

"Transaction deposits increased to 59% of total deposits at September 2015 from 56% at December 2014 and are an important component of our growth strategy," stated William J. Pasenelli. "Our loan growth for the year has been below our expectations at 3.1%. However, our primary product line, commercial real estate lending, has grown $58.5 million or 10.4% to $619.6 million since December 2014 and we expect strong growth to continue for the balance of the year. The Company exited the origination of residential mortgage line of business during the second quarter of this year. The run off of the residential portfolio, which was $12.4 million year to date, is not expected to continue as we have established third party residential loan sources and will fund more loans during the fourth quarter."

During the quarter, positive trends also continued with respect to classified assets, which management considers to be an important measure of asset quality. As of September 30, 2015 total classified assets, consisting primarily of classified loans and OREO, were approximately $44.0 million, a reduction of $10.0 million, or approximately 18.5% from $54.0 million as of December 31, 2014. The Bank has been working in an increasingly assertive matter to reduce its classified assets and management believes this approach is in the best long term interest of the Bank.

On February 6, 2015 the Company issued $23.0 million of unsecured 6.25% fixed to floating rate subordinated notes due 2025 ("subordinated notes"). On February 13, 2015, the Company used proceeds of the offering to redeem all $20 million of the Company's outstanding preferred stock issued under the Small Business Lending Fund ("SBLF") program. The subordinated notes qualify as tier 2 regulatory capital and replaced SBLF tier 1 capital. The Company's decided to issue the subordinated debt issuance during 2015 because of the scheduled increase in the after-tax SBLF dividend rate to 9% in March 2016.

Operations – Three Months Ended September 30, 2015 compared to Three Months Ended September 30, 2014
The decrease in net income available to common shareholders of $556,000 to $1.3 million for the three months ended September 30, 2015 compared to the same period in 2014 was attributable to decreased noninterest income of $652,000, increased provision for loan losses of $116,000 and increased noninterest expense of $546,000. These decreases to net income were partially offset by increased net interest income of $80,000, decreased income tax expense of $628,000 and decreased preferred stock dividends of $50,000.

Net interest income increased to $9.1 million for the three months ended September 30, 2015 compared to $9.0 million for the three months ended September 30, 2014. The net interest margin was 3.55% for the three months ended September 30, 2015, a 19 basis point decrease from 3.74% for the three months ended September 30, 2014. The decrease in net interest margin was largely the result of additional interest expense of the subordinated debt issued during the first quarter of 2015 and a spike in net interest margin during the third quarter of 2014 due to the return of several loans from nonaccrual to performing status, which resulted in an increase in interest income of $118,000. Net interest margin declined six basis points from 3.66% for the nine months ended September 30, 2014 to 3.60% for the nine months ended September 30, 2015. Net interest margin at 3.55% for the three months ended September 30, 2015 decreased five basis points from 3.60% for the three months ended June 30, 2015. Net interest income was positively impacted from the increase in the average balance of loans and the continued decrease in the cost of deposits compared to the same period of 2014.

Interest and dividend income increased by $335,000 to $11.0 million for the three months ended September 30, 2015 compared to $10.7 million for the three months ended September 30, 2014, primarily due to increased income from the growth in the average balance of loans and investments and increased investment yields. Interest and dividend income on loans increased $553,000 due to growth of $47.0 million in the average balance of loans from $832.7 million for the three months ended September 30, 2014 to $879.7 million for the three months ended September 30, 2015. Interest and dividend income on investments increased $113,000 during the third quarter of 2015 compared to the same period in the prior year as average interest-earning investment balances increased $13.9 million and average yields increased from 1.69% to 1.84%. Average loan yields declined 16 basis points from 4.86% for the three months ended September 30, 2014 to 4.70% for the three months ended September 30, 2015, which resulted in a decrease in interest and dividend income of $331,000.

Interest expense increased $255,000 to $1.9 million for the three months ended September 30, 2015 compared to the three months ended September 30, 2014, due primarily to an increase in interest expense related to the subordinated notes issued during the first quarter of 2015. During the three months ended September 30, 2015, interest expense increased $360,000 due to the subordinated note issuance, and $36,000 due to increased average balances of interest-bearing transaction deposit accounts compared to the same quarter of 2014. Additionally, interest expense increased $33,000 on money market accounts, as rates increased modestly from 0.26% to 0.30% for the third quarter of 2015. The average rate paid on debt, which includes long-term debt, trust preferred junior subordinated debentures ("TRUPS"), subordinated notes, and short-term borrowings, increased from 2.33% for the three months ended September 30, 2014 to 3.06% for the comparable period in 2015. The increases to interest expense were partially offset by reductions of $45,000 due to lower average balances of long-term debt and time deposits and $129,000 due to decreases in rates paid on time deposits and debt.

The issuance of subordinated debt was the primary reason the average cost of total interest-bearing liabilities increased six basis points from 0.82% for the third quarter of 2014 to 0.88% for the third quarter of 2015. However, the Company continued to make significant progress in reducing overall deposit costs, which decreased seven basis points from 0.55% for the three months ended September 30, 2014 to 0.48% for the three months ended September 30, 2015. Average transaction deposits, which include savings, money market, interest-bearing demand and non-interest bearing demand accounts, for the three months ended September 30, 2015 increased $71.1 million or 16.4% to $503.5 million compared to $432.4 million for the comparable period in 2014. The increase in average transaction deposits included growth in average noninterest bearing demand deposits of $19.8 million from $103.4 million for the three months ended September 30, 2014 to $123.2 million for the three months ended September 30, 2015. Average transaction accounts as a percentage of average total deposits increased from 52.5% for the three months ended September 30, 2014 to 57.0% for the three months ended September 30, 2015. The Company is less dependent on time deposits for funding. In the current year, the progress in continuing to add transaction deposits has mitigated some of the impact of the increased interest expense associated with the subordinated notes issued.

The provision for loan losses increased $116,000 to $501,000 for the three months ended September 30, 2015 compared to $385,000 for the three months ended September 30, 2014. Net charge-offs for the quarter increased $722,000 from $162,000 for the three months ended September 30, 2014 to $884,000 for the three months ended September 30, 2015. The effects of these charge-offs on the provision were mitigated by improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in other qualitative factors, such as reductions in classified assets.

Noninterest income decreased by $652,000 to $466,000 for the three months ended September 30, 2015 compared to $1.1 million for the three months ended September 30, 2014. Noninterest income decreased primarily due to the one-time expense to record a $426,000 provision for the loss on the sale of the King George, Virginia branch building and equipment and a reduction in gains on loans held for sale of $204,000. The reduction in gains on loans held for sale reflected the Bank's exit from residential loan originations during the second quarter of 2015. Increases in bank owned life insurance income and service charge income were offset by decreases in other fees and other noninterest income areas.

For the three months ended September 30, 2015, noninterest expense increased 8.4%, or $546,000, to $7.0 million from $6.5 million for the comparable period in 2014. Noninterest expense at $7.0 million for the quarter was in line with Company expectations and increased $143,000 from the second quarter 2015 noninterest expense of $6.9 million. The current quarter increase was primarily the result of increased health insurance claims, incentive accruals and the filling of vacant positions since the prior quarter. The increase from the prior year was primarily due to an increase in compensation and benefits and in other operating expenses as the Company continued to invest in infrastructure in order to drive continued growth. The Company's year to date growth in salary and benefit costs of 2.2% has been moderated by the restructuring of our branch organization and better alignment of incentives with Company performance. Employee compensation and other operating expenses have grown at greater than historical rates over the last several years due to the Company's expanding footprint and the increased cost of compliance and regulation. The Company's noninterest expense as a percentage of average assets was 2.56% for the years ended December 31, 2014 and 2013. Prior to 2013, the Company was consistently below 2.50%. The Company is working to slow the growth of noninterest expense as a percentage of average assets based on current expansion plans and a greater ability to increase efficiencies as a result of our larger asset size. The Company's noninterest expense as a percentage of average assets for the three months ended September 30, 2015 and 2014 were 2.55% and 2.50%, respectively. The following is a summary breakdown of noninterest expense:

	Three Months Ended September 30,
(dollars in thousands)	2015	2014	$ Change	% Change
Compensation and Benefits	$ 4,185	$ 3,939	$ 246	6.2%
OREO Valuation Allowance and Expenses	129	38	91	239.5%
Other Operating Expenses	2,717	2,508	209	8.3%
Total Noninterest Expense	$ 7,031	$ 6,485	$ 546	8.4%

Operations – Nine Months Ended September 30, 2015 compared to Nine Months Ended September 30, 2014
Net income available to common shareholders of $4.8 million was the same for the nine months ended September 30, 2015 and 2014, respectively. This is attributable to increased net interest income of $1.2 million and decreased income tax expense of $375,000 and decreased preferred stock dividends of $127,000. These increases to net income were offset by increased noninterest expense of $1.3 million, decreased noninterest income of $478,000 and a reduction in the provision for loan losses of $80,000.

Net interest income increased to $27.2 million for the nine months ended September 30, 2015 compared to $26.0 million for the nine months ended September 30, 2014. The net interest margin was 3.60% for the nine months ended September 30, 2015, a six basis point decrease from 3.66% for the nine months ended September 30, 2014. The decrease in net interest margin was largely the result of additional interest expense related to the subordinated debt issued during the first quarter of 2015 and a reduction in loan yields. These decreases to net interest margin were partially offset by the positive impact of the increase in the average balance of loans as a percentage of total assets and a continued decrease in the cost of deposit funding compared to the same period of 2014.

Interest and dividend income increased by $1.6 million to $32.7 million for the nine months ended September 30, 2015 compared to $31.1 million for the nine months ended September 30, 2014, primarily due to increased income from the growth in the average balance of loans. Interest and dividend income on loans increased $2.0 million due to growth of $56.2 million in the average balance of loans from $813.1 million for the nine months ended September 30, 2014 to $869.3 million for the nine months ended September 30, 2015. Interest and dividend income on investments increased $65,000 during the first nine months of 2015 compared to the same period in the prior year as average interest-earning investment balances increased $1.2 million and average yields increased from 1.69% to 1.74%. These increases to interest income were partially offset by decreased income from reduced yields on loans. Average loan yields declined eight basis points from 4.82% for the nine months ended September 30, 2014 to 4.74% for the nine months ended September 30, 2015, which resulted in a decrease in interest income of $493,000.

Interest expense increased $397,000 to $5.5 million for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014 due primarily to an increase in interest expense related to the subordinated notes issued during the first quarter of 2015. During the nine months ended September 30, 2015, interest expense increased $946,000 due to the subordinated note issuance and larger short-term debt balances and $84,000 due to increased average balances of interest-bearing transaction deposit accounts compared to the same nine months of 2014. The increases to interest expense were partially offset by reductions of $122,000 due to lower average balances of long-term debt and time deposits and $511,000 due to net decreases in rates paid on transaction deposits, time deposits and long-term debt. The average rate paid on debt, which includes long-term debt, TRUPS, subordinated notes, and short-term borrowings, increased from 2.31% for the nine months ended September 30, 2014 to 2.77% for the comparable period in 2015.

The average cost of total interest-bearing liabilities was 0.85% for the nine months ended September 30, 2015 and 2014, respectively. The Company continued to make significant progress in reducing overall deposit costs, which declined 10 basis points from 0.58% for the nine months ended September 30, 2014 to 0.48% for the nine months ended September 30, 2015. Average transaction deposits for the nine months ended September 30, 2015 increased $63.5 million or 15.3% to $479.0 million compared to $415.5 million for the comparable period in 2014. The increase in average transaction deposits included growth in average noninterest bearing demand deposits of $20.1 million, or 20.7%, from $97.0 million for the nine months ended September 30, 2014 to $117.1 million for the nine months ended September 30, 2015. Average transaction accounts as a percentage of average deposits increased from 51.6% for the nine months ended September 30, 2014 to 55.8% for the nine months ended September 30, 2015. The Company has continued progress in changing the deposit mix to become less dependent on time deposits. In the current year the progress in continuing to add transaction deposits has mitigated some of the impact of the increased interest expense associated with the subordinated notes issued.

The provision for loan losses decreased $80,000 to $1.1 million for the nine months ended September 30, 2015 compared to $1.2 million for the nine months ended September 30, 2014. Net charge-offs increased $161,000 from $1.0 million for the nine months ended September 30, 2014 to $1.2 million for the nine months ended September 30, 2015. The effects of these charge-offs on the provision were mitigated by improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in other qualitative factors, such as reductions in classified assets.

Noninterest income decreased by $478,000 to $2.4 million for the nine months ended September 30, 2015 compared to $2.9 million for the nine months ended September 30, 2014. Noninterest income decreased primarily due to the one-time expense to record a $426,000 provision for the loss on the sale of the King George, Virginia branch building and equipment and a reduction in gains on loans held for sale of $244,000. Gains on loans held for sale were $104,000 for the nine months ended September 30, 2015 compared to $348,000 for the nine months ended September 30, 2014. The reduction in loans held for sale reflected the Bank's exit from residential loan originations during the second quarter of 2015 and there were no loans sales for the three months ended September 30, 2015. The Company also experienced a decrease in revenues of $219,000 for the nine months ended September 30, 2015 compared to the prior year from miscellaneous fees, OREO and investment securities transactions. These decreases were partially offset by increased noninterest income in service charges of $258,000 and BOLI of $153,000. The Bank made an additional investment of $7.0 million in BOLI during the third quarter of 2014.

For the nine months ended September 30, 2015, noninterest expense increased 6.5%, or $1.3 million, to $20.9 million from $19.6 million for the comparable period in 2014. The increase was primarily due to an increase in other operating expenses and OREO valuation allowance and expenses. Compensation and benefits have increased 2.2% or $258,000 compared to the same period in the prior year. The Company has controlled the growth of salary and benefit costs by restructuring our branch organization and better aligning incentives with Company performance. As previously disclosed, the Company is working to slow the growth of noninterest expenses as a percentage of average assets based on current expansion plans and a greater ability to increase efficiencies as a result of our larger asset size. The Company's efficiency ratio and noninterest expense as a percentage of average assets for the nine months ended September 30, 2015 were 70.55% and 2.56%, respectively, compared to 67.82% and 2.56%, respectively, for the nine months ended September 30, 2014. The adjusted efficiency ratio was 69.55% without the impact of the one-time loss provision on the King George branch and equipment sale. The following is a summary breakdown of noninterest expense:

	Nine Months Ended September 30,
(dollars in thousands)	2015	2014	$ Change	% Change
Compensation and Benefits	$ 12,218	$ 11,960	$ 258	2.2%
OREO Valuation Allowance and Expenses	682	332	350	105.4%
Other Operating Expenses	7,962	7,291	671	9.2%
Total Noninterest Expense	$ 20,862	$ 19,583	$ 1,279	6.5%

Financial Condition at September 30, 2015 compared to December 31, 2014
Total assets at September 30, 2015 of $1.11 billion increased $29.1 million compared to total assets of $1.08 billion at December 31, 2014. The increase in total assets was primarily attributable to growth in securities and loans partially offset by declines in cash. Net loans increased $27.5 million from $862.4 million at December 31, 2014 to $889.9 million at September 30, 2015, due primarily to increases in loans for commercial real estate, partially offset by decreases in commercial loans and residential loans. The following is a breakdown of the Company's loan portfolio at September 30, 2015 and December 31, 2014:

(dollars in thousands)	September 30, 2015%		December 31, 2014%

Commercial real estate	$ 619,612	68.89%	$ 561,080	64.34%
Residential first mortgages	140,462	15.62%	152,837	17.52%
Construction and land development	38,132	4.24%	36,370	4.17%
Home equity and second mortgages	21,230	2.36%	21,452	2.46%
Commercial loans	51,884	5.77%	73,625	8.44%
Consumer loans	403	0.04%	613	0.07%
Commercial equipment	27,765	3.09%	26,152	3.00%
	899,488	100.00%	872,129	100.00%
Less:
Deferred loan fees	1,243	0.14%	1,239	0.14%
Allowance for loan losses	8,375	0.93%	8,481	0.97%
	9,618		9,720
	$ 889,870		$ 862,409

The Bank has been working in an increasingly assertive matter to reduce classified loans by using approaches that maximize the Bank's contractual rights with each individual customer relationship. The objective is to move non-performing or substandard credits that are not likely to become performing or passing credits in a reasonable timeframe off the balance sheet. This is being accomplished by encouraging existing classified customers to seek and obtain financing with other lenders or by the Bank enforcing its contractual rights. Management believes this strategy is in the best long-term interest of the Bank.

Management considers classified assets to be an important measure of asset quality. Classified assets have been trending down as a percentage of total assets and risk-based regulatory capital and in total dollars from a high point of greater than $81.9 million at September 30, 2011. Classified assets decreased $10.0 million, or 18.5%, from $54.0 million at December 31, 2014 to $44.0 million at September 30, 2015. The following is a breakdown of the Company's classified and special mention assets at September 30, 2015, June 30, 2015 and March 31, 2015 and December 31, 2014, 2013, 2012 and 2011, respectively:

Classified Assets and Special Mention Assets
(dollars in thousands)	As of September 30, 2015	As of June 30, 2015	As of March 31, 2015	As of December 31, 2014	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
Classified loans
Substandard	$ 36,205	$ 37,439	$ 40,934	$ 46,735	$ 47,645	$ 48,676	$ 68,515
Doubtful	146	-	-	-	-	-	-
Loss	-	-	-	-	-	-	37
Total classified loans	36,351	37,439	40,934	46,735	47,645	48,676	68,552
Special mention loans	2,444	3,683	9,385	5,460	9,246	6,092	-
Total classified and special mention loans	$ 38,795	$ 41,122	$ 50,319	$ 52,195	$ 56,891	$ 54,768	$ 68,552

Classified loans	36,351	37,439	40,934	46,735	47,645	48,676	68,552
Classified securities	1,191	1,271	1,336	1,404	2,438	3,028	6,057
Other real estate owned	6,431	6,422	6,861	5,883	6,797	6,891	5,029
Total classified assets	$ 43,973	$ 45,132	$ 49,131	$ 54,022	$ 56,880	$ 58,595	$ 79,638

Total classified assets as a percentage of total assets	3.95%	4.01%	4.51%	4.99%	5.56%	5.97%	8.10%
Total classified assets as a percentage of Risk Based Capital	30.64%	31.53%	34.60%	39.30%	43.11%	59.02%	83.89%

Non-accrual loans (90 days or greater delinquent and non-accrual only loans) increased $4.2 million from $10.3 million or 1.18% of total loans at December 31, 2014 to $14.4 million or 1.60% of total loans at September 30, 2015. Non-accrual only loans are loans classified as non-accrual due to customer operating results or payment history. In accordance with the Company's policy, interest income is recognized on a cash basis for these loans. The Bank had 40 non-accrual loans at September 30, 2015 compared to 31 non-accrual loans at December 31, 2014. Non-accrual loans at September 30, 2015 included $11.1 million, or 77% of non-accrual loans, attributed to 18 loans representing five customer relationships classified as substandard. Non-accrual loans at December 31, 2014 included $8.8 million, or 86% of nonperforming loans, attributed to 16 loans representing six customer relationships classified as substandard. Of these loans at September 30, 2015 and December 31, 2014, four loans totaling $3.8 million and $3.9 million, respectively, represented a stalled residential development project. During the second quarter of 2014, the Bank deferred the collection of principal and interest to enable the project to use available funds to build units and complete the project. The stalled development project loans are considered both troubled debt restructures ("TDRs") and non-accrual loans. At September 30, 2015, the Bank had an additional two TDR loans totaling $1.3 million that are greater than 90 days delinquent. At December 31, 2014, the Bank had one additional TDR loan totaling $1.0 million that was greater than 90 days delinquent. These loans are classified solely as non-accrual loans for the calculation of financial ratios.

Loan delinquency (90 days or greater delinquent and 31-89 days delinquent) increased $3.4 million from $12.1 million, or 1.39% of loans, at December 31, 2014 to $15.5 million, or 1.72% of loans, at September 30, 2015. Loans 31-89 days delinquent increased $155,000 from $1.8 million, or 0.21% of total loans, at December 31, 2014 to $2.0 million, or 0.22% of total loans, at September 30, 2015.

At September 30, 2015, the Bank had 23 accruing TDRs totaling $13.4 million compared to 19 accruing TDRs totaling $13.2 million as of December 31, 2014. The Bank added seven and 15 TDRs totaling $2.3 million and $12.0 million during the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively. Two TDRs totaling $1.6 million were disposed of during the second quarter of 2015 due to a payoff and refinancing by another lender. The Bank had specific reserves of $1.1 million on nine TDRs totaling $3.9 million at September 30, 2015 and $251,000 on five TDRs totaling $2.5 million at December 31, 2014. The following is a breakdown by loan classification of the Company's TDRs at September 30, 2015 and December 31, 2014:

	September 30, 2015		December 31, 2014
(dollars in thousands)	Dollars	Number of Loans	Dollars	Number of Loans

Commercial real estate	$ 12,594	14	$ 10,438	9
Residential first mortgages	889	3	906	3
Construction and land development	4,329	4	4,376	4
Commercial loans	586	7	2,262	6
Commercial equipment	125	2	154	2
Total TDRs	$ 18,523	30	$ 18,136	24
Less: TDRs included in non-accrual loans	(5,116)	(7)	(4,887)	(5)
Total accrual TDR loans	$ 13,407	23	$ 13,249	19

The OREO balance was $6.4 million at September 30, 2015, an increase of $548,000 compared to $5.9 million at December 31, 2014. This increase consisted of additions of $1.9 million offset by valuation allowances of $447,000 to adjust properties to current appraised values and $951,000 in disposals. OREO carrying amounts reflect management's estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

Non-accrual loans and OREO to total assets increased 38 basis points from 1.49% at December 31, 2014 to 1.87% at September 30, 2015. Non-accrual loans, OREO and TDRs to total assets increased 37 basis points from 2.71% at December 31, 2014 to 3.08% at September 30, 2015.

The allowance for loan losses was 0.93% of gross loans at September 30, 2015 and 0.97% at December 31, 2014. There was a decrease in the general component of the allowance due to changes to general allowance factors that reflect changes in historical loss, delinquency rates and general economic conditions. Management's determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to: overall loss experience; current economic conditions; size, growth and composition of the loan portfolio; financial condition of the borrowers; current appraised values of underlying collateral and other relevant factors that, in management's judgment, warrant recognition in determining an adequate allowance. The specific allowance is based on management's estimate of realizable value for particular loans. Management believes that the allowance is adequate. The Bank decreased its general allowance as a percentage of gross loans 14 basis points from 0.92% at December 31, 2014 to 0.78% at September 30, 2015.

The following is a breakdown of the Company's general and specific allowances as a percentage of gross loans at September 30, 2015 and December 31, 2014, respectively.

(dollar in thousands)	September 30, 2015	% of Gross Loans	December 31, 2014	% of Gross Loans

General Allowance	$ 7,015	0.78%	$ 8,030	0.92%
Specific Allowance	1,360	0.15%	451	0.05%
Total Allowance	$ 8,375	0.93%	$ 8,481	0.97%

The most important weighted factor in the Company's allowance for loan loss methodology is the charge-off history of the loan portfolio. The historical loss experience factor is tracked over various time horizons for each portfolio segment. It is weighted as the most important factor of the general component of the allowance and has decreased as the Bank's charge-off history has improved. The following table provides a five-year trend and the current year to date and comparable year to date of the prior year of net charge-offs as a percentage of average loans.

	Nine Months Ended September 30,		Years Ended December 31,
(dollars in thousands)	2015	2014	2014	2013	2012	2011	2010
Average loans	$ 869,262	$ 813,059	$ 819,381	$ 741,369	$ 719,798	$ 671,242	$ 615,887
Net charge-offs	1,177	1,016	2,309	1,049	1,937	4,101	3,736
Net charge-offs to average loans	0.18%	0.17%	0.28%	0.14%	0.27%	0.61%	0.61%

Deposits increased by 1.5%, or $12.9 million during the first nine months of 2015 to $882.3 million at September 30, 2015 compared to $869.4 million at December 31, 2014. Between 2012 and 2014, the Bank increased transaction deposits, including noninterest bearing deposits, to lower its overall cost of funds. Average transaction deposits for the nine months ended September 30, 2015 increased $63.5 million or 15.3% to $479.0 million compared to $415.5 million for the comparable period in 2014; of this average increase $20.1 million was attributable to non-interest bearing demand accounts. Transaction deposits have increased from 44.9% of total deposits at December 31, 2011 to 58.8% of total deposits at September 30, 2015. Details of the Company's deposit portfolio at September 30, 2015 and December 31, 2014 are presented below:

	September 30, 2015		December 31, 2014
(dollars in thousands)	Balance	%	Balance	%
Noninterest-bearing demand	$ 123,637	14.01%	$ 122,195	14.06%
Interest-bearing:
Demand	130,554	14.80%	108,350	12.46%
Money market deposits	217,903	24.70%	211,929	24.38%
Savings	46,267	5.24%	41,499	4.77%
Certificates of deposit	363,918	41.25%	385,411	44.33%
Total interest-bearing	758,642	85.99%	747,189	85.94%

Total Deposits	$ 882,279	100.00%	$ 869,384	100.00%

Transaction accounts	$ 518,361	58.75%	$ 483,973	55.67%

The Bank uses both traditional brokered deposits and reciprocal brokered deposits. Traditional brokered deposits at September 30, 2015 and December 31, 2014 were $42.5 million and $41.7 million, respectively. Reciprocal brokered deposits at September 30, 2015 and December 31, 2014 were $47.8 million and $41.6 million, respectively. The reciprocal brokered deposits have many characteristics of core deposits and are used to maximize FDIC insurance available to our customers.

Long-term debt and short-term borrowings increased $8.0 million from $76.7 million at December 31, 2014 to $84.6 million at September 30, 2015. During the first nine months of 2015, the Company paid off a net of $4.0 million in Federal Home Loan Bank ("FHLB") long-term debt reducing the balance to $70.6 million at September 30, 2015. Short-term borrowings increased $12.0 million to $14.0 million at September 30, 2015, all of which were for terms less than six months. The Bank uses brokered deposits and other wholesale funding to supplement funding when loan growth exceeds core deposit growth and for asset-liability management purposes.

During the nine months ended September 30, 2015, stockholders' equity decreased $16.5 million to $100.1 million. The decrease in stockholders' equity was due to the $20.0 million payoff of SBLF preferred stock as described previously, quarterly common dividends paid of $1.4 million, quarterly preferred stock dividends paid of $73,000 and repurchases of common stock of $447,000. These decreases to capital were partially offset by increases to equity from net income of $4.8 million, net stock related activities related to stock-based compensation and the exercise of options of $281,000 and a current year decrease in accumulated other comprehensive loss of $308,000. Common stockholders' equity of $100.1 million at September 30, 2015 resulted in a book value of $21.24 per common share. The Company remains well-capitalized at September 30, 2015 with a Tier 1 capital to average assets ratio of 10.14%.

On January 1, 2015, the Company and Bank became subject to the new Basel III Capital Rules (subject to a phase-in period for certain provisions). In July 2013, the Company's primary federal regulator, the Federal Reserve, published final rules (the "Basel III Capital Rules") establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee's December 2010 framework known as "Basel III" for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. The Basel III Capital Rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions compared to the previous U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions' regulatory capital ratios. The Basel III Capital Rules also address risk weights and other issues affecting the denominator in banking institutions' regulatory capital ratios and replace the existing risk-weighting approach with a more risk-sensitive approach. The Basel III Capital Rules also implement the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings from the federal banking agencies' rules. The Basel III Capital Rules were effective on January 1, 2015. As of September 30, 2015, the Company and Bank were well-capitalized under the regulatory framework for prompt corrective action under the new Basel III Capital Rules.

About The Community Financial Corporation - The Company is the bank holding company for Community Bank of the Chesapeake. Headquartered in Waldorf, Maryland, Community Bank of the Chesapeake is a full-service commercial bank, with assets over $1 billion. Through its 12 banking centers and five commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company's banking centers are located at its main office in Waldorf, Maryland, and eleven branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and King George and Fredericksburg, Virginia.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited as of September 30, 2015. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands, except per share amounts )	2015	2014	2015	2014
Interest and Dividend Income
Loans, including fees	$ 10,336	$ 10,114	$ 30,886	$ 29,382
Taxable interest and dividends on investment securities	661	550	1,768	1,705
Interest on deposits with banks	5	3	11	9
Total Interest and Dividend Income	11,002	10,667	32,665	31,096

Interest Expense
Deposits	1,068	1,135	3,098	3,502
Short-term borrowings	5	3	26	10
Long-term debt	845	525	2,361	1,576
Total Interest Expense	1,918	1,663	5,485	5,088

Net Interest Income	9,084	9,004	27,180	26,008
Provision for loan losses	501	385	1,071	1,151
Net Interest Income After Provision For Loan Losses	8,583	8,619	26,109	24,857

Noninterest Income
Loan appraisal, credit, and miscellaneous charges	61	143	209	335
Gain on sale of asset	-	-	19	7
Net (losses) gains on sale of OREO	(2)	56	(20)	60
Net (losses) gains on sale of investment securities	-	-	(1)	24
Provision for loss on premises and equipment held for sale	(426)	-	(426)	-
Income from bank owned life insurance	206	160	616	463
Service charges	627	555	1,889	1,631
Gain on sale of loans held for sale	-	204	104	348
Total Noninterest Income	466	1,118	2,390	2,868

Noninterest Expense
Salary and employee benefits	4,185	3,939	12,218	11,960
Occupancy expense	599	568	1,834	1,787
Advertising	164	157	450	480
Data processing expense	475	475	1,500	1,127
Professional fees	353	249	920	767
Depreciation of furniture, fixtures, and equipment	210	181	615	548
Telephone communications	56	41	141	132
Office supplies	38	12	108	166
FDIC Insurance	197	204	585	542
OREO valuation allowance and expenses	129	38	682	332
Other	625	621	1,809	1,742
Total Noninterest Expense	7,031	6,485	20,862	19,583

Income before income taxes	2,018	3,252	7,637	8,142
Income tax expense	735	1,363	2,822	3,197
Net Income	$ 1,283	$ 1,889	$ 4,815	$ 4,945
Preferred stock dividends	-	50	23	150
Net Income Available to Common Stockholders	$ 1,283	$ 1,839	$ 4,792	$ 4,795

Earnings Per Common Share
Basic	$ 0.28	$ 0.40	$ 1.03	$ 1.03
Diluted	$ 0.27	$ 0.39	$ 1.02	$ 1.03
Cash dividends paid per common share	$ 0.10	$ 0.10	$ 0.30	$ 0.30

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
	September 30, 2015	December 31, 2014
(dollars in thousands)	(Unaudited)
Assets
Cash and due from banks	$ 12,345	$ 17,275
Federal funds sold	425	965
Interest-bearing deposits with banks	1,312	3,133
Securities available for sale (AFS), at fair value	38,989	41,939
Securities held to maturity (HTM), at amortized cost	93,941	84,506
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock - at cost	6,677	6,434
Loans receivable - net of allowance for loan losses of $8,375 and $8,481	889,870	862,409
Premises and equipment, net	19,675	20,586
Premises and equipment held for sale at fair value	2,000	-
Other real estate owned (OREO)	6,431	5,883
Accrued interest receivable	3,127	3,036
Investment in bank owned life insurance	27,637	27,021
Other assets	9,547	9,691
Total Assets	$ 1,111,976	$ 1,082,878

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest-bearing deposits	$ 123,637	$ 122,195
Interest-bearing deposits	758,642	747,189
Total deposits	882,279	869,384
Short-term borrowings	14,000	2,000
Long-term debt	70,631	74,672
Guaranteed preferred beneficial interest in
junior subordinated debentures (TRUPs)	12,000	12,000
Subordinated notes - 6.25%	23,000	-
Accrued expenses and other liabilities	10,007	8,263
Total Liabilities	1,011,917	966,319

Stockholders' Equity
Preferred Stock, Senior Non-Cumulative Perpetual, Series C - par value $1,000;
authorized and issued 20,000 at December 31, 2014 and none at September 30, 2015	-	20,000
Common stock - par value $.01; authorized - 15,000,000 shares;
issued 4,709,945 and 4,702,715 shares, respectively	47	47
Additional paid in capital	46,755	46,416
Retained earnings	53,817	50,936
Accumulated other comprehensive loss	(70)	(378)
Unearned ESOP shares	(490)	(462)
Total Stockholders' Equity	100,059	116,559
Total Liabilities and Stockholders' Equity	$ 1,111,976	$ 1,082,878

Selected Financial Information and Ratios
	(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

KEY OPERATING RATIOS
Return on average assets	0.46%	0.73%	0.59%	0.65%
Return on average common equity	5.09	7.78	6.42	6.85
Return on average total equity	5.09	6.59	6.26	5.82
Average total equity to average total assets	9.12	11.04	9.46	11.12
Interest rate spread	3.41	3.61	3.48	3.52
Net interest margin	3.55	3.74	3.60	3.66
Cost of funds	0.77	0.73	0.75	0.76
Cost of deposits	0.48	0.55	0.48	0.58
Cost of debt	3.06	2.33	2.77	-
Efficiency ratio	73.62	64.07	70.55	67.82
Non-interest expense to average assets	2.55	2.50	2.56	2.56
Avg. int-earning assets to avg. int-bearing liabilities	117.61	118.91	117.46	118.61
Net charge-offs to average loans	0.40	0.08	0.18	0.17
COMMON SHARE DATA
Basic net income per common share	$ 0.28	$ 0.40	$ 1.03	$ 1.03
Diluted net income per common share	0.27	0.39	1.02	1.03
Cash dividends paid per common share	0.10	0.10	0.10	0.10
Weighted average common shares outstanding:
Basic	4,646,702	4,652,481	4,651,383	4,648,843
Diluted	4,683,750	4,669,784	4,688,431	4,665,447

	(Unaudited)
(dollars in thousands, except per share amounts)	September 30, 2015	December 31, 2014	$ Change	% Change
ASSET QUALITY
Total assets	$ 1,111,976	$ 1,082,878	$ 29,098	2.7%
Gross loans	899,488	872,129	27,359	3.1
Classified Assets	43,973	54,022	(10,049)	(18.6)
Allowance for loan losses	8,375	8,481	(106)	(1.2)
Past due loans (PDLs) (31 to 89 days)	1,975	1,820	155	8.5
Nonperforming loans (NPLs) (>=90 days)	13,490	10,263	3,227	31.4
Non-accrual loans (a)	14,416	10,263	4,153	40.5
Accruing troubled debt restructures (TDRs) (b)	13,407	13,249	158	1.2
Other real estate owned (OREO)	6,431	5,883	548	9.3
ASSET QUALITY RATIOS
Classified assets to total assets	3.95%	4.99%
Classified assets to risk-based capital	30.64	39.30
Allowance for loan losses to total loans	0.93	0.97
Allowance for loan losses to nonperforming loans	62.08	82.64
Past due loans (PDLs) to total loans	0.22	0.21
Nonperforming loans (NPLs) to total loans	1.50	1.18
Loan delinquency (PDLs + NPLs) to total loans	1.72	1.39
Non-accrual loans to total loans	1.60	1.18
Non-accrual loans and TDRs to total loans	3.09	2.70
Non-accrual loans and OREO to total assets	1.87	1.49
Non-accrual loans, OREO and TDRs to total assets	3.08	2.71
COMMON SHARE DATA
Book value per common share	$ 21.24	$ 20.53
Common shares outstanding at end of period	4,709,945	4,702,715
OTHER DATA
Number of:
Full-time equivalent employees	174	172
Branches	12	12
Loan Production Offices	5	5
REGULATORY CAPITAL RATIOS
Tier 1 capital to average assets	10.14%	12.24%
Tier 1 common capital to risk-weighted assets	10.34	n/a
Tier 1 capital to risk-weighted assets	11.58	14.26
Total risk-based capital to risk-weighted assets	14.82	15.21

(a) Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments. Interest and principal are recognized on a cash-basis in accordance with the Bank's policy if the loans are not impaired or there is no impairment.

(b)  At September 30, 2015 and December 31, 2014, the Bank had total TDRs of $18.5 million and $18.1 million, respectively, with three and two TDR relationships totaling $5.1 million and $4.9 million, respectively, in non-accrual status.  One TDR customer relationship of $3.8 million dollars has terms that defer the payment of principal and interest for a period of time. These loans will be classified as non-accrual loans during the entire concession period. These loans are classified as non-accrual loans for the calculation of financial ratios.

The following table presents information on the average balances of the Company's interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the three months ended September 30, 2015 and 2014, respectively. There are no tax equivalency adjustments.

	For the Three Months Ended September 30,
		2015			2014
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$ 879,702	$ 10,336	4.70%	$ 832,674	$ 10,114	4.86%
Investment securities, federal funds
sold and interest-bearing deposits	145,145	666	1.84%	131,162	553	1.69%
Total Interest-Earning Assets	1,024,847	11,002	4.29%	963,836	10,667	4.43%
Cash and cash equivalents	12,108			14,284
Other assets	67,352			59,497
Total Assets	$ 1,104,307			$1,037,617

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$ 45,697	$ 11	0.10%	$ 40,736	$ 10	0.10%
Interest-bearing demand and money
market accounts	334,691	255	0.30%	288,280	187	0.26%
Certificates of deposit	379,867	801	0.84%	390,975	938	0.96%
Long-term debt	70,636	408	2.31%	74,690	449	2.40%
Short-term debt	5,526	5	0.36%	3,874	3	0.31%
Subordinated Notes	23,000	360	6.26%	-	-	0.00%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	78	2.60%	12,000	76	2.53%

Total Interest-Bearing Liabilities	871,417	1,918	0.88%	810,555	1,663	0.82%

Noninterest-bearing demand deposits	123,118			103,405
Other liabilities	9,021			9,058
Stockholders' equity	100,751			114,599
Total Liabilities and Stockholders' Equity	$ 1,104,307			$1,037,617

Net interest income		$ 9,084			$ 9,004

Interest rate spread			3.41%			3.61%
Net yield on interest-earning assets			3.55%			3.74%
Ratio of average interest-earning
assets to average interest bearing
liabilities			117.61%			118.91%

Cost of funds			0.77%			0.73%
Cost of deposits			0.48%			0.55%
Cost of debt			3.06%			2.33%
(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Three Months Ended September 30, 2015
	compared to Three Months Ended
	September 30, 2014
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$ 553	$ (331)	$ 222
Investment securities, federal funds
sold and interest bearing deposits	64	49	113
Total interest-earning assets	$ 617	$ (282)	$ 335

Interest-bearing liabilities:
Savings	1	-	1
Interest-bearing demand and money
market accounts	35	33	68
Certificates of deposit	(23)	(114)	(137)
Long-term debt	(23)	(18)	(41)
Short-term debt	1	1	2
Subordinated notes	360	-	360
Guaranteed preferred beneficial interest
in junior subordinated debentures	-	2	2
Total interest-bearing liabilities	$ 351	$ (96)	$ 255
Net change in net interest income	$ 266	$ (186)	$ 80
(1) Average balance includes non-accrual loans

The following table presents information on the average balances of the Company's interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the nine months ended September 30, 2015 and 2014, respectively. There are no tax equivalency adjustments.

	For the Nine Months Ended September 30,
		2015			2014
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$ 869,262	$ 30,886	4.74%	$ 813,059	$ 29,382	4.82%
Investment securities, federal funds
sold and interest-bearing deposits	136,249	1,779	1.74%	135,028	1,714	1.69%
Total Interest-Earning Assets	1,005,511	32,665	4.33%	948,087	31,096	4.37%
Cash and cash equivalents	12,099			11,190
Other assets	67,032			59,088
Total Assets	$ 1,084,642			$1,018,365

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$ 44,334	$ 33	0.10%	$ 39,946	$ 30	0.10%
Interest-bearing demand and money
market accounts	317,650	660	0.28%	278,498	566	0.27%
Certificates of deposit	379,158	2,404	0.85%	389,284	2,906	1.00%
Long-term debt	71,265	1,202	2.25%	74,727	1,340	2.39%
Short-term debt	11,666	26	0.30%	4,905	10	0.27%
Subordinated Notes	19,967	931	6.22%	-	-	0.00%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	229	2.54%	12,000	236	2.62%

Total Interest-Bearing Liabilities	856,040	5,485	0.85%	799,360	5,088	0.85%

Noninterest-bearing demand deposits	117,061			97,028
Other liabilities	8,919			8,688
Stockholders' equity	102,622			113,289
Total Liabilities and Stockholders' Equity	$ 1,084,642			$1,018,365

Net interest income		$ 27,180			$ 26,008

Interest rate spread			3.48%			3.52%
Net yield on interest-earning assets			3.60%			3.66%
Ratio of average interest-earning
assets to average interest bearing
liabilities			117.46%			118.61%

Cost of funds			0.75%			0.76%
Cost of deposits			0.48%			0.58%
Cost of debt			2.77%			2.31%
(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Nine Months Ended September 30, 2015
	compared to Nine Months Ended
	September 30, 2014
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$ 1,997	$ (493)	$ 1,504
Investment securities, federal funds
sold and interest bearing deposits	16	49	65
Total interest-earning assets	$ 2,013	$ (444)	$ 1,569

Interest-bearing liabilities:
Savings	3	-	3
Interest-bearing demand and money
market accounts	81	13	94
Certificates of deposit	(64)	(438)	(502)
Long-term debt	(58)	(80)	(138)
Short-term debt	15	1	16
Subordinated notes	931	-	931
Guaranteed preferred beneficial interest
in junior subordinated debentures	-	(7)	(7)
Total interest-bearing liabilities	$ 908	$ (511)	$ 397
Net change in net interest income	$ 1,105	$ 67	$ 1,172
(1) Average balance includes non-accrual loans

CONTACT: William J. Pasenelli, Chief Executive Officer, 888.745.2265